As filed with the Securities and Exchange Commission on February 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

REDBACK NETWORKS INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0438443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Holger Way

San Jose, California 95134

(408) 750-5000

(Address, including zip code, of principal executive offices)

1999 Stock Incentive Plan

1999 Employee Stock Purchase Plan

(Full Titles of the Plans)

Kevin A. DeNuccio

Director, President and Chief Executive Officer

Redback Networks Inc.

300 Holger Way

San Jose, California 95134-1362

(Name and address of agent for service)

(408) 750-5000

(Telephone number, including area code, of agent for service)

Copies to:

Page Mailliard, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value, issuable upon exercise of stock options currently outstanding under the 1999 Stock Incentive Plan	8,753,258	$4.60	(2)	$40,264,987	$5,102

Common Stock, $0.0001 par value, available for future issuance under the 1999 Stock Incentive Plan	2,222,352	$8.72	(3)	$19,378,909	$2,456

Common Stock, $0.0001 par value, issuable under the 1999 Employee Stock Purchase Plan	1,500,000	$7.41	(4)	$11,115,000	$1,408

Total	12,475,609	N/A		$70,758,896	$8,966

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)	With respect to the 8,753,258 shares of Common Stock issuable upon exercise of stock options currently outstanding under the 1999 Stock Plan, the Proposed Maximum Offering Price Per Share is equal to the exercise price for such outstanding options of $4.60 per share.
(3)	With respect to the 2,222,352 shares of Common Stock available for future issuance under 1999 Stock Incentive Plan, the estimated Proposed Maximum Offering Price Per Share was determined pursuant to Rule 457(h) to be the average of the high and low price reported on the Nasdaq Stock Market on January 29, 2004, which average was equal to $8.72 per share.
(4)	With respect to the 1,500,000 shares of Common Stock to be registered under the 1999 Employee Stock Purchase Plan, the estimated Proposed Maximum Offering Price Per Share was determined pursuant to Rule 457(h) to be equal to 85% (see explanation in following sentence) of the average of the high and low price reported on the Nasdaq Stock Market on January 29, 2004, which average was equal to $8.72 per share. Pursuant to the Employee Stock Purchase Plan, the Purchase Price of a share of Common Stock is equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or the Exercise Date, whichever is lower.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission (the “SEC”) by us are hereby incorporated by reference in this Registration Statement:

(1)	Our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

(2)	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003, and September 30, 2003 filed with the SEC pursuant to Section 13 of the Exchange Act.

(3)	Our Current Reports on Form 8-K “filed” (and not “furnished”) with the SEC on May 1, 2003, July 7, 2003, July 8, 2003, October 22, 2003, November 4, 2003, November 17, 2003, December 22, 2003, January 6, 2004, and January 12, 2004 and the Amendment to Current Report on Form 8-K/A filed on January 12, 2004.

(4)	The description of our common stock is contained in our Registration Statement on Form S-4 (No. 333-108170) initially filed with the SEC on July 22, 2003.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The Registrant’s Bylaws provide for mandatory indemnification of its directors and permissible indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We have entered into Indemnification Agreements with our officers and directors. The Indemnification Agreements provide the Registrant’s directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	Redback Networks Inc. 1999 Stock Incentive Plan, as amended (which is incorporated herein by reference to Exhibit (a)(7) of the Registrant’s Tender Offer Statement on Schedule TO, filed on September 6, 2001 (File No. 005-57129), as amended).

10.2	Redback Networks Inc. 1999 Employee Stock Purchase Plan, as amended (which is incorporated herein by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-4 filed on February 2, 2000 (File No. 333-95947), as amended).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see Page II-3).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 ((§)239.13 of this chapter) or Form S-8 ((§)239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporations Law, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 2, 2004.

REDBACK NETWORKS INC.

By:	/s/ KEVIN A. DENUCCIO

Kevin A. DeNuccio Director, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin A. DeNuccio and Thomas L. Cronan III, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8 and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ KEVIN A. DENUCCIO Kevin A. DeNuccio	Director, President and Chief Executive Officer (Principal Executive Officer)	February 2, 2004

/s/ THOMAS L. CRONAN III Thomas L. Cronan III	Senior Vice President of Finance & Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	February 2, 2004

/s/ BILL KURTZ Bill Kurtz	Director	February 2, 2004

/s/ DONALD J. LISTWIN Donald J. Listwin	Director	February 2, 2004

/s/ ROY D. BEHREN Roy D. Behren	Director	February 2, 2004

/s/ PAUL GIORDANO Paul Giordano	Director and Chairman of the Board	February 2, 2004

/s/ JOEL L.A. PETERSON Joel A. Peterson	Director	February 2, 2004

/s/ DAVID C. FRIEZO David C. Friezo	Director	February 2, 2004

/s/ KEVIN S. FLANNERY Kevin S. Flannery	Director	February 2, 2004

/s/ JOHN DREW John Drew	Director	February 2, 2004

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	Redback Networks Inc. 1999 Stock Incentive Plan, as amended (which is incorporated herein by reference to Exhibit (a)(7) of the Registrant’s Tender Offer Statement on Schedule TO, filed on September 6, 2001 (File No. 005-57129), as amended).

10.2	Redback Networks Inc. 1999 Employee Stock Purchase Plan, as amended (which is incorporated herein by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-4 filed on February 2, 2000 (File No. 333-95947), as amended).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see Page II-3).